UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 12, 2009

Varian, Inc.

(Exact name of Registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-25393

(Commission File Number)

77-0501995

(IRS Employer Identification No.)

3120 Hansen Way, Palo Alto, California	94304-1030
(Address of principal executive offices)	(Zip Code)

(650) 213-8000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On November 12, 2009, the Compensation Committee (the “Committee”) of the Board of Directors of Varian, Inc., which administers the Company’s Management Incentive Plan (the “MIP”), approved the performance measures that will be used to calculate MIP awards paid to the Company’s principal executive officer, principal financial officer and other named executive officers (the “Named Executive Officers”) for the fiscal year 2010 annual performance period. Those measures will be Company and/or business segment Revenue, Return on Sales (“ROS”) and Operating Cash Flow as a percentage of Net Income (“Cash Flow”), with the weighting between Company, segment and/or business unit results and among those performance measures varying by Named Executive Officer.

Revenue, ROS and Cash Flow will be calculated as each is defined in the MIP, except that:

(A) Revenue will be calculated excluding any impact of acquisitions or divestitures completed during the fiscal year;

(B) ROS will be calculated excluding (1) any impact of curtailing or settling defined benefit pension plans, (2) any impact of non-capitalized costs relating to contemplated or completed acquisitions, (3) any impact of share-based compensation expense, (4) any impact of acquisitions or divestitures completed during the fiscal year, (5) any impact of amortization of acquisition-related intangibles and inventory write-ups, (6) any adverse impact of consolidating or relocating operations or support functions in order to reduce costs (including income taxes), (7) any adverse impact of restructuring activities undertaken for the primary purpose of improving operating efficiencies (as opposed, for example, to a restructuring activity undertaken for the primary purpose of reducing costs in response to poor business performance), (8) any impact of “shared liabilities” with Varian Medical Systems, Inc. and/or Varian Semiconductor Equipment Associates, Inc. under the amended and restated Distribution Agreement dated as of January 14, 1999 (the “Distribution Agreement”), (9) any cost incurred in connection with the pending acquisition by Agilent Technologies, Inc., (10) any gain or loss related to exiting or disposing of facilities, and (11) any other adjustment that the Company makes to the GAAP diluted earnings per share amount set forth in its press release reporting its quarterly financial results and for which the Company provides publicly-disclosed reconciliations in accordance with Regulation G issued by the Securities and Exchange Commission; and

(C) Cash Flow will be calculated excluding (1) any cash impact of curtailing or settling defined benefit pension plans, or making any legally-required one-time funding contribution to a defined benefit pension plan as a result of a new legal requirement, (2) any adverse cash impact of acquisitions contemplated or completed during the fiscal year, (3) any cash outlays and proceeds shared with Varian Medical Systems, Inc. and/or Varian Semiconductor Equipment Associates, Inc. under the Distribution Agreement, (4) any net cash proceeds from any divestiture, (5) any adverse cash impact of consolidating or relocating operations or support functions in order to reduce costs (including income taxes), and (6) any cash impact related to cost incurred in connection with the pending acquisition by Agilent Technologies, Inc.

Set forth below are the targeted and maximum percentages of annual base salary (as of the end of fiscal year 2010) that each Named Executive Officer would receive if the targeted and maximum performance, respectively, is achieved. However, the potential bonus award could range from 30% for the Chief Executive Officer and 22.5% for the other Named Executive Officers of the target award set forth below to the maximum award set forth below, provided that a prescribed minimum level of each applicable performance measure is achieved.

	Target	Maximum
Garry W. Rogerson Chairman and Chief Executive Officer	100%	200%
G. Edward McClammy Senior Vice President and Chief Financial Officer	75%	150%
Martin O’Donoghue Senior Vice President, Scientific Instruments	75%	150%
Sergio Piras Senior Vice President, Vacuum Technologies	75%	150%
A. W. Homan Senior Vice President, General Counsel and Secretary	75%	150%

The Committee also provided that in the event of a Named Executive Officer’s death, Disability (as such term is defined in the Omnibus Stock Plan) or Retirement (as defined pursuant to the Company’s or other employing affiliate’s retirement policies as they may be established from time to time) during the fiscal year 2010 annual performance period (or following that performance period but prior to payment of any otherwise earned award), the Named Executive Officer will be entitled to receive a pro-rated portion of his or her MIP award, if any, for the portion of the performance period completed prior to his or her death, Disability or Retirement. However, the Named Executive Officer’s award will be based on the actual results for the performance period and paid after the performance period at the same time as awards to other Named Executive Officers are paid.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VARIAN, INC. (Registrant)

By	/s/ G. Edward McClammy
G. Edward McClammy
Senior Vice President and Chief Financial Officer

Date: November 13, 2009